Exhibit 10.13

AGREEMENT

Between

Thompson Creek Metals Company

And

Sojitz Corporation

Executed

September 28, 2005

EXHIBIT A — Budget

EXHIBIT B — Mine Plan

ii

AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 28th day of September, 2005 (the “Execution Date”), by and between THOMPSON CREEK METALS COMPANY, a Colorado corporation having its principal office and place of business at 945 West Kenyon Avenue, Unit B, Englewood, Colorado 80110-8135 (“TCMC”), and SOJITZ CORPORATION, a Japanese corporation having its principal office and place of business at 1-20, Akasaka 6-chome, Minato-ku, Tokyo 107-8655, Japan (“Sojitz”).

RECITALS

A.                      TCMC, through its indirect, wholly-owned subsidiary, owns certain fee lands, patented and unpatented mining claims, and other real property interests located near Challis, in Custer County, Idaho (the “Property”). TCMC conducts molybdenum mining and beneficiation operations at its Thompson Creek Mine on the Property (the “Mine”).

B.                        TCMC has identified additional reserves of molybdenum ore within and below existing mining operations at the Mine. Development and production of these reserves will require extensive stripping operations to remove the overburden and waste rock over the course of approximately two years, followed by approximately five years of production and beneficiation of molybdenum ore from these reserves. The development and production of these additional reserves is referred to in this Agreement as “Phase 6.”

C.                        Sojitz and TCMC desire to enter into this Agreement setting forth the terms and conditions pursuant to which TCMC shall sell and deliver to Sojitz, and Sojitz shall purchase and receive from TCMC, a portion of the technical grade molybdic oxide produced from the Thompson Creek Mine during Phase 6.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, conditions and obligations set forth herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TCMC and Sojitz hereby agree as follows:

Article I
DEFINITIONS; INTERPRETATION

1.1.                 Definitions. For purposes of this Agreement, the following terms shall have the meaning given to them in this Section 1.1.

1.1.1.                        Actual Cost of Production shall mean TCMC’s actual full cost to produce Product, as reflected by TCMC’s accounting books and records for the period under consideration, expressed in cost per pound of molybdenum contained in Product. For the avoidance of doubt, “Actual Cost of Production” shall: (i) include (A) an allocation of the costs of the Stripping Program in accordance with the Budget, together with all costs to mine and beneficiate the Reserves, transport molybdenum disulfide concentrates produced at the Mine from the Reserves to Langeloth, and convert such molybdenum disulfide into Product at

Langeloth; and (B) actual reclamation costs to the extent such costs are attributable solely to Phase 6; but (ii) shall exclude beneficiation costs directly attributable to the lubricant grade molybdenum disulfide products produced by TCMC known as “HPM,” “Grade A,” and “Grade B.” Furthermore, to the extent that capital expenditures or investments in the Property and/or the Mine are required, only those portions of such capital expenditures or investments that are actually allocable to Phase 6 (in whole or in part) shall be allocated to the Actual Cost of Production (in whole or in part); and any other portions more properly allocable to other operations or activities on the Property and/or at the Mine shall not be allocated to Actual Cost of Production.

1.1.2.                Agreement shall mean this Agreement and all Exhibits attached hereto, as the same may be amended and modified in writing from time to time pursuant to the terms hereof.

1.1.3.                        Budget shall mean the initial or annual budget, and any periodic updates thereto, setting forth, among other things, TCMC’s Budgeted Cost of Production for the period represented by the Budget. The initial Budget is attached to this Agreement as Exhibit A.

1.1.4.                        Budgeted Cost of Production shall mean TCMC’s estimate of the full cost to produce Product, identified as “Phase 6 Estimated Total Costs” in the Budget, and expressed in cost per pound of molybdenum contained in Product. For the avoidance of doubt, “Budgeted Cost of Production” shall: (i) include (A) an allocation of the costs of the Stripping Program in accordance with the Budget, together with all costs to mine and beneficiate the Reserves, transport molybdenum disulfide concentrates produced at the Mine from the Reserves to Langeloth, and convert such molybdenum disulfide into Product at Langeloth; and (B) actual reclamation costs to the extent such costs are attributable solely to Phase 6; but (ii) shall exclude beneficiation costs directly attributable to the lubricant grade molybdenum disulfide products produced by TCMC known as “HPM,” “Grade A,” and “Grade B.” Furthermore, to the extent that capital expenditures or investments in the Property and/or the Mine are required, only those portions of such capital expenditures or investments that are actually allocable to Phase 6 (in whole or in part) shall be allocated to the Budgeted Cost of Production (in whole or in part); and any other portions more properly allocable to other operations or activities on the Property and/or at the Mine shall not be allocated to Budgeted Cost of Production.

1.1.5.                        Business Day shall mean a day on which the commercial banks located in Tokyo, Japan, New York, New York, and Denver, Colorado, are open for business.

1.1.6.                        Confidential Information shall mean and include, without limitation: (i) all knowledge and information regarding TCMC, the Property, the Mine, and the business and operations of TCMC on the Property, whether acquired or developed by TCMC, Sojitz, or any agent, vendor, contractor, or employee of any of them; (ii) all knowledge and information regarding Sojitz and its business, operations, and customers, whether acquired or developed by TCMC, Sojitz, or any agent, vendor, contractor, or employee of any of them; (iii) any proprietary, confidential or trade secret design or process belonging to TCMC; (iv) all Mine Plans, Budgets, and all financial, production and operating reports provided by TCMC to Sojitz in accordance with Article VIII, below; and (v) the terms and conditions of this Agreement.

1.1.7.                        Effective Date shall have the meaning given to it in Section 2.1, below.

1.1.8.                        Execution Date shall mean the date on which this Agreement was executed by the Parties, namely September 28, 2005.

1.1.9.                        Langeloth shall mean TCMC’s molybdenum disulfide roasting facility located in Langeloth, Pennsylvania.

1.1.10.                  Mine shall mean the Thompson Creek Mine owned and operated by TCMC and located on the Property.

1.1.11.                  Mine Plan shall mean the Mine Plan, attached hereto as Exhibit B, as the same may be amended from time to time by TCMC. The Mine Plan shall include a schedule of TCMC’s anticipated production from the Mine during the period covered by the Mine Plan.

1.1.12.                  Party and Parties shall mean Sojitz or TCMC, or both of them, as the context requires.

1.1.13.                  Phase 6 shall mean development and production of the Reserves from the Mine, including without limitation the conduct and completion of the Stripping Program and the Production Program between the benches on the 8100 and 6500 levels.

1.1.14.                  Product shall mean technical grade molybdic oxide meeting the Replacement Specification which is produced by TCMC from Reserves during Phase 6.

1.1.15.                  Production Program shall mean the program to be carried out during Phase 6, for mining the Reserves, beneficiating the molybdenum-containing ore within the Reserves, and producing Product.

1.1.16.                  Property shall mean the fee lands, patented and unpatented mining claims, and other real property interests owned by TCMC and located near Challis, in Custer County, Idaho.

1.1.17.                  Rejection Specification shall mean a minimum molybdenum content of 57%; copper content not to exceed 0.50%; sulfur content not to exceed 0.1%; lead content not to exceed 0.05%; and phosphorous content not to exceed 0.05%.

1.1.18.                  Replacement Specification shall mean the chemical and physical analysis of all technical grade molybdic oxide as and when produced at Langeloth from time to time during Phase 6; it being the intent of the parties that the quality of Sojitz Product be consistent with the quality of Product produced at Langeloth for TCMC’s account from time to time during Phase 6.

1.1.19.                  Reserves shall mean the amount of material within the Phase 6 boundaries containing .05% molybdenum or greater, estimated on the Execution Date to be approximately 80 million pounds of recoverable molybdenum.

1.1.20.                  Sojitz shall mean Sojitz Corporation, a Japanese corporation, and a Party to this Agreement.

1.1.21.                  Sojitz Product shall mean all Product sold to Sojitz pursuant to this Agreement.

1.1.22.                  Stripping Program shall mean the capital stripping program required to be carried out during Phase 6, for removing approximately 57 million tons of Waste from the Mine.

1.1.23.                  TCMC shall mean Thompson Creek Metals Company, a Colorado corporation, and a Party to this Agreement,

1.1.24.                  TCMC Trademarks shall have the meaning given to it in Section 10.7, below,

1.1.25.                  Term shall mean the duration of this Agreement as set forth in Section 2.1, below.

1.1.26.                  Waste shall mean all overburden and waste rock removed from the Mine during the Stripping Program.

Article II
TERM

2.1                    Term.  This Agreement shall become effective on January 1, 2008 (the “Effective Date”). This Agreement shall continue in full force and effect from the Effective Date until TCMC has sold and delivered to Sojitz that quantity of Product which TCMC is obligated to sell and deliver to Sojitz in accordance with Section 3.1, below, unless: (i) this Agreement is terminated earlier in accordance with the terms and conditions set forth herein; or (ii) Sojitz, in its sole discretion, terminates this Agreement because: (A) TCMC, in its sole and absolute discretion, permanently ceases production at the Mine or temporarily suspends production from the Mine for a period in excess of one hundred and eighty (180) consecutive calendar days; or (B) the Production Program has not commenced on or prior to September 1, 2007.

Article III
PURCHASE AND SALE OF PRODUCT

3.1                    Purchase and Sale.  TCMC agrees to sell and deliver, and Sojitz agrees to purchase and receive, ten percent (10%) of all Product as and when produced by TCMC from time to time during Phase 6; provided, however, that TCMC shall not be obligated to sell and deliver more than one million (1,000,000) pounds of molybdenum contained in Product in any calendar year, nor more than four million (4,000,000) pounds of molybdenum contained in Product during the Term.

Article IV
PRICE AND PAYMENT

4.1                    Price.  The price to be paid by Sojitz for Sojitz Product shall be the sum of the Actual Cost of Production, plus thirty-five percent (35%) of the Actual Cost of Production; provided, however, that such price shall never be less than US$4.50 per pound of molybdenum contained in Sojitz Product, nor greater than US$7,50 per pound of molybdenum contained in Sojitz Product.

4.2 Invoices.

4.2.1  Provisional Invoices. On or before the fifth calendar day of each calendar month, TCMC shall submit to Sojitz a provisional invoice for all Sojitz Product delivered to Sojitz during the preceding calendar month. The Budgeted Cost of Production reflected in each invoice shall be that identified in the then-current Budget.

4.2.2  Quarterly True-Up Statements. Within thirty (30) calendar days following the first calendar day of each calendar quarter, or as soon thereafter as sufficient information is available to TCMC, TCMC shall submit a statement to Sojitz setting forth a comparison of: (i) the Budgeted Cost of Production invoiced to Sojitz during the preceding calendar quarter; and (ii) TCMC’s Actual Cost of Production during the preceding calendar quarter.

4.2.2.1 If the Budgeted Cost of Production invoiced to Sojitz exceeds TCMC’s Actual Cost of Production during the preceding calendar quarter, then such statement shall show a credit to Sojitz in the amount determined by multiplying: (i) the number of pounds of Sojitz Product invoiced to Sojitz during such quarter by (ii) the difference between (A) the Budgeted Cost of Production invoiced to Sojitz during such quarter, and (B) the Actual Cost of Production for such quarter. Any credit to Sojitz shown in a quarterly true-up statement shall be applied to the next monthly invoice.

4.2.2.2 If the Budgeted Cost of Production invoiced to Sojitz is less than TCMC’s Actual Cost of Production during the preceding calendar quarter, then such statement shall show an amount due from Sojitz in the amount determined by multiplying: (i) the number of pounds of Sojitz Product invoiced to Sojitz during such quarter by (ii) the difference between (A) the Budgeted Cost of Production invoiced to Sojitz during such quarter, and (B) the Actual Cost of Production for such quarter.

4.3                    Payment. Sojitz shall pay all provisional invoices, and all amounts shown as due in quarterly true-up statements, within fourteen (14) Business Days following the date of Sojitz’ receipt of the same. Payment shall be made by wire transfer of immediately available funds to Account Number 194310709580 at US Bank National Association, Denver, Colorado, ABA #102000021. TCMC acknowledges and agrees that payment in full by Sojitz’ affiliate, Sojitz Noble Alloys Corporation, of any financial obligation owed to TCMC by Sojitz hereunder shall constitute full and final satisfaction of that same Sojitz obligation.

4.4                    Taxes. All fees, taxes and other governmental impositions (except for income taxes of TCMC), including those resulting from future changes and amendments to existing tax laws, which are imposed on the manufacture, transportation, delivery, sale, or use of Sojitz Product, shall be for the account of Sojitz in addition to the price of the Sojitz Product. In the event TCMC shall be required to pay any such fee or tax, or shall do so as a convenience to Sojitz, Sojitz promptly shall reimburse TCMC for the same. If Sojitz claims exemption from any such tax or fee, Sojitz shall furnish to TCMC copies of the appropriate fully-executed exemption certificates in accordance with the laws and regulations of the authority levying such fee or tax. Should such exemption be denied, Sojitz shall assume and pay all such fees or taxes, together with penalties and interest, as may be assessed against TCMC.

4.5                    Records; Audit.

4.5.1 Generally. TCMC shall maintain detailed cost accounting records, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to permit an accurate calculation of TCMC’s Actual Cost of Production. Such records shall be retained for the period necessary to comply with tax or other regulatory requirements.

4.5.2 Sojitz’ Right to Audit Accounting Books and Records. Sojitz, at its sole election and expense, shall have the right to inspect TCMC’s accounting books and records relating to TCMC’s calculation of Actual Cost of Production. Such inspection may be made by Sojitz itself or by any authorized representative of Sojitz. Any such inspection shall be for a reasonable length of time during regular business hours, at a mutually convenient time, upon reasonable written notice by Sojitz; provided, however, that Sojitz shall be limited to one such inspection during any TCMC fiscal year; and provided, further, that any such inspection shall be concluded on or prior to the expiration of six (6) months following Sojitz’ receipt of TCMC’s reviewed financial statements for the fiscal year just ended in accordance with Section 8.2, below (the “Audit Termination Date”). TCMC’s determination of Actual Cost of Production shall be considered final and in full accord and satisfaction of all obligations of TCMC with respect thereto, unless Sojitz gives written notice describing and setting forth a specific objection to such determination on or prior to the Audit Termination Date.

4.5.3 Sojitz’ Right to Audit Assay Records. In connection with any claim made by Sojitz for failure of material to conform with the Replacement Specification pursuant to Section 6.2, below, Sojitz shall have the right to inspect such of TCMC’s assay records as reasonably may be necessary to determine whether the quality of the material which is the subject of such claim is consistent with the quality of Product produced at Langeloth for TCMC’s account at the time when the material which is the subject of such claim was produced; provided, however, that in no event shall TCMC be required to maintain its assay records for a period longer than twelve (12) months from the date of assay.

Article V
DELIVERY

5.1                    Shipping Terms. All sales of Sojitz Product hereunder shall be made C.I.F. Major Japanese Ports.

5.2                    Title and Risk of Loss. Title to and risk of loss of Sojitz Product shall pass from TCMC to Sojitz when Sojitz Product passes the ship’s rail at the United States port of departure.

5.3                    Warehousing Fees. TCMC shall store Sojitz Product in its Langeloth warehouse at no charge for a maximum period of forty-five (45) days from the date on which Sojitz Product was placed into the warehouse. Sojitz Product stored beyond forty-five (45) days at Sojitz’ request or instruction shall be assessed a storage fee of US$0.006 per pound of molybdenum contained in Sojitz Product per month, or part thereof, plus a fee of US$0.015 per pound of molybdenum contained in Sojitz Product for transportation arranged by TCMC to a convenient warehouse. All additional transportation, storage or other costs shall be for the account of Sojitz.

5.4                    Deliveries. TCMC shall use reasonable efforts to deliver Sojitz Product to Sojitz in approximately equal monthly quantities.

5.5                    Freight and Insurance. Sojitz acknowledges and agrees that: (i) the price to be paid by Sojitz for Sojitz Product in accordance with Section 4.1, above, does not include cost, insurance and freight for transportation of Sojitz Product from Langeloth to Major Japanese Ports; and (ii) Sojitz shall promptly reimburse TCMC for all costs associated with transporting Sojitz Product from Langeloth to Major Japanese Ports, including without limitation all freight and insurance costs, charges, premiums and fees, and all export and import duties, taxes, and charges.

Article VI
WEIGHTS AND ASSAYS; NON-CONFORMING SOJITZ PRODUCT

6.1                    Weights and Assays. Subject to the provisions of Section 6.2, below, TCMC weights and assays for Sojitz Product shall be considered final and binding for all purposes. Within five (5) calendar days following the end of each calendar month during the Term, TCMC shall provide Sojitz with copies of all assays for molybdenum, copper, lead, phosphorous, and sulfur taken from Sojitz Product produced at Langeloth during the preceding calendar month.

6.2                    Non-Conforming Sojitz Product. Sojitz shall notify TCMC of any claim for short delivery or for failure of material to conform with the Rejection Specification or the Replacement Specification within thirty (30) calendar days following arrival of the material in question at the Major Japanese Port, or any claim shall be waived. TCMC shall be permitted to sample any material that is the subject of such claim; and in the event that the analyses of Sojitz and TCMC disagree, a mutually acceptable independent testing authority shall be retained to test the material alleged to be non-conforming. The analysis of such authority shall be binding on the parties hereto and the cost of such testing shall be borne by the party whose analysis is furthest from that of the independent testing authority. Sojitz assumes all risk, responsibility, and liability for non-conforming material which it accepts or sells to third parties.

6.3                    Claims. All claims as to the quality, quantity, weight, loss of or damage to material delivered hereunder, or for short delivery, shall be resolved in accordance with this Section 6.3.

6.3.1 Rejection Specification. If, pursuant to Section 6.2, above, it is finally determined that material shipped to Sojitz does not conform to the Rejection Specification, then: (i) Sojitz shall have no obligation to purchase such non-conforming material; (ii) Sojitz and TCMC shall enter into good faith negotiations for disposition of the non-conforming material; (iii) for purposes of Article III of this Agreement, material finally determined not to conform with the Rejection Specification shall be included in the determination of the quantity of Product produced during Phase 6; and (iv) in respect of such non-conforming material, TCMC shall have no obligation to sell and deliver additional Sojitz Product in satisfaction of TCMC’s obligations pursuant to Article III.

6.3.2 Replacement Specification. If, pursuant to Section 6.2, above, it is finally determined that material shipped to Sojitz does not conform to the Replacement Specification, then: (i) TCMC shall replace that portion of the material shipped to Sojitz which is determined to have been non-conforming; (ii) for purposes of Article III of this Agreement, material finally determined not to conform with Replacement Specification shall not be included in the determination of the quantity of Product produced during Phase 6; and (iii) only the Sojitz Product delivered as replacement for such non-conforming material shall be considered in satisfaction of TCMC’s obligations pursuant to Article III.

6.3.3 Short Delivery. TCMC shall have the right to satisfy any claim for short delivery by the shipment of Product conforming to the Replacement Specification.

6.3.4 Sole Remedies. The remedies set forth in this Section 6.3 shall be the only remedies available to Sojitz for any claim as to the quality, quantity, weight, loss of or damage to material delivered hereunder, or for short delivery. Sojitz expressly waives its right to effect a “cover” in accordance with applicable provisions of the Uniform Commercial Code adopted in the State of New York.

Article VII
REPRESENTATIONS AND WARRANTIES

7.1                    Representations and Warranties of TCMC. TCMC hereby represents and warrants to Sojitz as follows:

7.1.1 Organization and Good Standing. TCMC is a corporation duly organized, validly existing and in good standing in the State of Colorado, and is qualified to do business in the State of Idaho.

7.1.2 Authority. TCMC has all requisite corporate power and authority to enter into this Agreement and to perform all of its covenants, duties, and obligations hereunder.

7.1.3 Binding Agreement. All requisite corporate action on the part of TCMC and its officers and directors necessary for the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered by TCMC hereunder has been taken. This Agreement and all agreements and instruments to be executed and delivered by TCMC hereunder are, and when executed and delivered will be, the legal, valid and binding obligations of TCMC enforceable against TCMC in accordance with their respective terms.

7.1.4 Product Warranty. All Sojitz Product delivered to Sojitz hereunder shall conform to the Replacement Specification.

7.1.5 Disclaimers. All of the representations and warranties made by TCMC to Sojitz are set forth in this Section 7.1, and there are no representations or warranties whatsoever, whether express or implied, made by TCMC to Sojitz other than as set forth in this Section 7.1. TCMC MAKES NO AND EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS OR WARRANTY OF ANY KIND, EITHER EXPRESSED OR IMPLIED, IN FACT OR BY LAW, WHETHER OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE OR OTHERWISE, CONCERNING THE PRODUCT TO BE DELIVERED HEREUNDER. TCMC SHALL NOT BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING UNDER THIS AGREEMENT OR THE USE OF THE PRODUCT SINGULARLY OR IN COMBINATION WITH OTHER PRODUCTS OR OTHERWISE. TCMC’S LIABILITY FOR RETURN OF NON-CONFORMING PRODUCT SHALL IN NO EVENT EXCEED REPLACEMENT OF NON-CONFORMING PRODUCT AND

ALL SHIPPING COSTS INCURRED TO RETURN AND REPLACE THE NON-CONFORMING PRODUCT.

In addition to the foregoing disclaimers, TCMC MAKES NO, AND EXPRESSLY DISCLAIMS ANY, REPRESENTATION OR WARRANTY TO SOJITZ WHATSOEVER, WHETHER EXPRESS OR IMPLIED, WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE, RELATING TO: (i) THE QUANTITY OR THE PHYSICAL OR CHEMICAL CHARACTERISTICS OF THE RESERVES AND THE QUANTITY OF PRODUCT WHICH MAY BE PRODUCED THEREFROM; (ii) THE DATE ON WHICH THIS AGREEMENT SHALL BECOME EFFECTIVE OR THE DURATION OF THE TERM; (iii) THE ACTUAL COST OF PRODUCTION, OR THAT THE ACTUAL COST OF PRODUCTION ULTIMATELY IS THE SAME AS, LESS THAN, OR GREATER THAN THE BUDGETED COST OF PRODUCTION; (iv) THE TAX EFFECTS ON SOJITZ OR ANY OF ITS RELATED AND AFFILIATED ENTITIES RESULTING FROM SOJITZ ENTERING INTO THIS AGREEMENT, PERFORMING ITS DUTIES AND OBLIGATIONS HEREUNDER, AND RECEIVING THE BENEFITS AFFORDED IT HEREUNDER; OR (v) THE RELATIVE MARKET CONDITIONS FOR MOLYBDENUM AND MOLYBDENUM PRODUCTS AT ANY TIME DURING THE TERM OF THIS AGREEMENT.

7.2                    Representations, Warranties and Covenants of Sojitz. Sojitz hereby represents, warrants, and covenants to TCMC as follows:

7.2.1 Organization and Good Standing. Sojitz is a corporation duly organized, validly existing and in good standing in Japan.

7.2.2 Authority. Sojitz has all requisite corporate power and authority to enter into this Agreement and to perform all of its covenants, duties, and obligations hereunder.

7.2.3 Binding Agreement. All requisite corporate action on the part of Sojitz and its officers and directors necessary for the execution, delivery and performance of this Agreement and the other agreements and instruments to be delivered by Sojitz hereunder has been taken. This Agreement and all agreements and instruments to be executed and delivered by Sojitz hereunder are, and when executed and delivered will be, the legal, valid and binding obligations of Sojitz enforceable against Sojitz in accordance with their respective terms.

7.2.4 Disclaimer. All of the representations and warranties made by Sojitz to TCMC are set forth in this Section 7.2, and there are no representations or warranties whatsoever, whether express or implied, made by Sojitz to TCMC other than as set forth in this Section 7.2.

7.2.5 Use of Sojitz Product. To the fullest extent allowed by applicable law, Sojitz shall assume all risk, responsibility and liability, and shall indemnify, defend, and hold harmless TCMC, for any loss, damage or injury to persons or property, of Sojitz or others, arising out of the possession, handling, storage, transportation, use or sale, either singly or in combination with other substances, of any material delivered hereunder.

Article VIII
MINE PLANS AND BUDGETS; REPORTS; CONDUCT OF PHASE 6 OPERATIONS

8.1                    Mine Plans and Budgets. TCMC shall prepare all Budgets and Mine Plans. Sojitz acknowledges its receipt of the initial Budget and Mine Plan, copies of which are attached to this Agreement as Exhibits A and B, respectively. TCMC shall have the right from time to time in its sole discretion to amend the Budget and Mine Plan then in effect. TCMC shall provide Sojitz with copies of all final amendments to TCMC’s Mine Plans and Budgets, and such final amendments shall: (i) be prepared in a level of detail comparable to the initial Budget and Mine Plan; and (ii) supercede and replace all prior versions of the Budget and Mine Plan previously attached as Exhibits to this Agreement. In the event TCMC determines that capital expenditures materially in excess of those set forth in the then-current Budget are required for the benefit of Phase 6, or in the event TCMC determines to make a material change in the production schedule set forth in the then-current Mine Plan, then TCMC shall notify Sojitz of such changes promptly following TCMC’s determination.

8.2                    Reports. TCMC shall provide to Sojitz on a timely basis copies of the monthly mine production report, monthly mill operating report, and monthly Langeloth production report prepared by TCMC in the ordinary course of its business. TCMC also shall provide to Sojitz copies of the Thompson Creek Mine Monthly Report to assist Sojitz in its review of TCMC’s Actual Cost of Production. On or before the fifth calendar day following TCMC’s receipt of reviewed financial statements from the auditors performing such review, TCMC shall provide Sojitz with TCMC’s reviewed financial statements for the fiscal year then ended.

8.3                    Conduct of Phase 6 Operations. TCMC shall have exclusive control over all development, mine planning, mining, sorting, beneficiation, reclamation operations, and all other operations, at the Mine during Phase 6. Notwithstanding the foregoing, TCMC shall use reasonable best efforts to conduct all operations hereunder in accordance with: (i) the Mine Plan and Budget then in effect; (ii) all applicable permits, licenses, laws, rules, regulations and ordinances; and (iii) that degree of efficiency, care and skill ordinarily exercised by qualified and reputable mine operators at comparable mining operations in North America.

Article IX
FORCE MAJEURE

9.1                    Force Majeure. Either party hereto shall be relieved from liability for delay in performance of or failure to perform any of the obligations herein imposed, except the obligation to pay for Sojitz Product already delivered, for the time and to the extent such delay or failure (including Sojitz’s failure to take delivery or TCMC’s failure to make delivery) is occasioned by voluntary or involuntary compliance with any law, order, regulation, recommendation, or request of any governmental authority, whether federal, state, or municipal, including the preempting of Product by said authorities; breakdown or other failure of facilities (whether its own or those of others) used for manufacture, transportation, or processing of Product; shortages of labor, power, fuel, or raw materials; inability to obtain raw materials from normal and reasonable sources of supply or normal and reasonable alternate sources of supply; inability of TCMC to operate its plant and equipment; acts of God, or acts of public enemy; strike, lockout, or other industrial disturbances; riots, floods, hurricanes, fire, or explosion; or any other cause or causes of any kind or character, in any case beyond the reasonable control of the party delayed or failing to perform, whether such cause is similar to or dissimilar from the enumerated causes, which by the exercise of reasonable diligence the party is unable to prevent (any such cause herein called “Force Majeure”). Either party shall have the right to terminate this Agreement upon thirty (30) days prior written notice in the event that the other party shall have suffered an event of Force Majeure for a period of at least one hundred and eighty (180) continuous calendar days.

Article X
OTHER COVENANTS OF THE PARTIES

10.1              Default.

10.1.1 Default by Sojitz. TCMC may declare a default by Sojitz in the event that Sojitz: (i) becomes insolvent, admits in writing its inability to pay debts generally as the same become due, or in the event that any proceedings in bankruptcy, whether voluntary or involuntary, are instituted against or in the name of Sojitz, and such proceedings are not dismissed within sixty (60) calendar days; or (ii) fails to make payment for Sojitz Product within ten (10) Business Days following written notice by TCMC to Sojitz that Sojitz is delinquent in its payment obligations to TCMC, which notice shall specify the details of Sojitz’ delinquency. In case of any default by Sojitz pursuant to this Section 10.1.1, then TCMC, at its election, may postpone or refuse to make any further shipments and/or terminate this Agreement as to further shipments without prejudice to asserting such other remedies as may be afforded TCMC by law.

10.1.2 Default by TCMC. If (i) Sojitz gives TCMC written notice of TCMC s breach of a material obligation of TCMC hereunder, and (ii) TCMC fails to remedy such breach within thirty (30) calendar days following the date of Sojitz’ written notice (or, if such breach is not capable of remedy within such time, fails to commence and diligently pursue a remedy of such breach within such time), then Sojitz, at its election and without prejudice to asserting such other remedies as may be afforded to Sojitz, may terminate this Agreement upon written notice stating the effective date of such termination.

10.1.3 Damages. In no event shall one party to this Agreement be liable to the other party for any special, indirect, incidental, or consequential damages howsoever arising under this Agreement.

10.2                         No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Party the partner or the venturer of the other, or, except as otherwise herein expressly provided, to constitute either Party the agent or legal representative of the other, or to create any fiduciary relationship between them. The Parties do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture.

10.3                         Tax Matters. Except as set forth in Section 4.4, each Party shall be solely responsible and liable for any and all federal, state and local taxes of whatever kind or nature (to include all taxes, fines, and penalties) assessed or imposed against it. Each Party covenants to indemnify, defend and hold harmless the other Party for any breach of this Section 10.3 by the indemnifying Party.

10.4                         Dispute Resolution. Except as set forth in Sections 6.1 and 6.2 above, all disagreements and disputes arising out of or related to this Agreement, shall first be the subject of good faith negotiations among the Parties. If initial negotiations are unsuccessful in resolving such disagreement or dispute within fifteen (15) calendar days following written notice thereof (or within such shorter period as may be specified herein), the matter shall be referred for resolution to a panel consisting of one senior executive of each Party having at least the title of Vice President, General Manager, or their equivalent. If such senior executives fail, after reasonable good faith efforts, to arrive at a satisfactory resolution of such disagreement or dispute within thirty (30) calendar days following the date of the initial written notice of dispute, or if no such officer of a party is made available to confer within that period, then any of the parties may pursue any of its rights and remedies available at law or in equity. Nothing set forth herein shall require either party to observe the dispute resolution procedures set forth in this Section 10.4 prior to seeking appropriate injunctive or declaratory relief before any court or governmental authority when, in its reasonable discretion, such injunctive or declaratory relief is required in emergency situations, including without limitation the preservation of human health and safety or the prevention of damage to the environment.

10.5              Confidentiality.

10.5.1 Use and Disclosure of Confidential Information. Sojit and TCMC shall maintain the confidentiality of the Confidential Information. At all times while Confidential Information belonging to one Party is in the possession of the other Party, the Party in possession shall maintain strict security over the same, and shall not divulge the same directly or indirectly to any person; provided, however, that Sojitz may disclose Confidential Information: (i) to Sojitz’ lenders, financial institutions and other legal, tax, financial, and technical advisors upon the prior written consent of TCMC; and (ii) as required by applicable laws or by any order of any court or governmental authority. Any person or entity to whom Confidential Information is disclosed pursuant to Section 10.5.1 (i), above, shall be informed of the confidential nature of the Confidential Information so disclosed, and shall agree in writing to keep the same confidential.

10.5.2 Return of Confidential Information. Any or all of the Confidential Information shall be turned over to the Party to whom it belongs: (i) upon request by the owner thereof; (ii) upon termination of this Agreement; or (iii) otherwise in accordance with the terms and conditions of this Agreement.

10.5.3 Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure concerning this Agreement or the transactions contemplated herein, the Party contemplating such disclosure first shall consult with the other Party, and the Parties together shall agree upon the content and timing of such announcement or disclosure; provided, however, that disclosure prior to such agreement maybe made if, in the good faith judgment of the disclosing Party, there is not sufficient time to consult with and obtain agreement from the other Party before such announcement or disclosure must be made under applicable laws. In the case where disclosure is made prior to the Parties’ agreement on content and timing, the disclosing Party shall notify the other Party before such announcement or disclosure is made if at all reasonably possible; but if not, then as soon as reasonably possible thereafter.

10.6              Sojitz’ Right to Inspect Property. Sojitz and its authorized agents who are experienced in mining operations, at Sojitz’s sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in a reasonable manner conforming to TCMC’s safety rules and regulations, and so as not to interfere with TCMC’s operations on the Property, to go upon the Property for the purpose of confirming that TCMC is conducting its operations in the manner required by this Agreement. Sojitz shall furnish TCMC with prior written notice of the time and place of any inspection by Sojitz pursuant to this Section 10.6. Sojitz shall indemnify, defend and hold harmless TCMC from any and all claims for damages, including injury or damage to other persons or property, arising out of any death, personal injury or property damage sustained by Sojitz, its agents vendors, contractors and other representatives, and the employees of any of them, while in or upon the Property, whether or not such persons and entities are in or upon the Property pursuant to this Section 10.6, which death, injury or damage does not result from TCMC’s gross negligence or willful misconduct. If requested by TCMC, Sojitz and its agents, vendors, contractors and other representatives, and the employees of any of them, will confirm in writing their waiver of claims against TCMC in a manner consistent with the terms of this Section 10.6.

10.7                    Trademarks and Intellectual Property. TCMC grants to Sojitz, and Sojitz shall have, the right to use the name “Thompson Creek Metals Company” in connection with its marketing and resale of Sojitz Product. Except as set forth in the preceding sentence, Sojitz expressly acknowledges that Sojitz shall not acquire any other right, title or interest in, and shall not use any, words, names, logos, trade names, or trademarks belonging to TCMC and its affiliates, including the names “Thompson Creek Metals Company,” “Thompson Creek Mining Company,” “Cyprus Thompson Creek Mining Company,” “Thompson Creek Mining, Ltd.,” “Langeloth Metallurgical Company, LLC,” or any derivative or combination of such words and names (the “TCMC Trademarks”). Sojitz further acknowledges that the TCMC Trademarks constitute property of a unique and special kind and value to TCMC and its related and affiliated entities, and that any unpermitted use thereof will result in substantial and irreparable damage to TCMC and its related and affiliated entities not compensable by mere monetary damages. Accordingly, Sojitz consents to injunctive or other appropriate equitable relief, including specific performance, upon initiation of proceedings by TCMC for breach of Sojitz’s obligations set forth in this Section 10.7. Such remedy shall not be deemed to be the exclusive remedy for any breach of such obligations, but shall be in addition to all other remedies available at law or in equity to TCMC.

10.8                    No Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

10.9                    No Third Party Beneficiaries. This Agreement shall be construed to benefit the Parties and their respective successors and permitted assigns only; and except as expressly permitted herein, shall not be construed to create third party beneficiary rights in any other party or in any governmental authority. Nothing set forth herein shall give any person or entity not a party hereto any right, remedy, or claim under or in respect of this Agreement.

10.10              Parties in Interest. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

10.11              Assignment. Neither Party shall assign this Agreement or any portion hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, TCMC may assign, and Sojitz hereby consents to the assignment of, this Agreement as security for any financing provided to TCMC by any financial institution in connection with the Property or the business and operations conducted thereon; and Sojitz agrees to execute such further consents to assignment.

10.12              Survival. The duties, obligations and covenants of the parties set forth in Articles III, IV, V, VI and VII above, and in this Article X, shall survive the termination or expiration of this Agreement until the same shall have been performed to the reasonable satisfaction of the party to whom the benefit of such covenant is owed, or until such party shall waive performance thereof in a written notice given pursuant to Section 10.13 below.

10.13              Notices. Any notice required or desired to be given hereunder shall be effective if made in writing and delivered in person or by recognized overnight courier, sent by facsimile transmission, or sent by certified or registered U.S. mail, return receipt requested, to the following addresses or to such other person or address as such party may have specified in a notice duly given in accordance with this Section 10.13.

If to TCMC:	If to Sojitz:

Thompson Creek Metals Company	Sojitz Corporation
945 West Kenyon Avenue, Unit B	1-20, Akasaka 6-chome
Englewood, Colorado 80110-8135	Minato-ku, Tokyo, 107-8655 Japan
Attn: Kevin Loughrey	Attn: Shigeru Ohno, General Manager
Fax: (303) 761-7420	Iron Ore & Ferro Alloys Dept.
Fax: +81-3-5520-3517

With copy to:

Sojitz Noble Alloys Corporation
1211 Avenue of the Americas
New York, New York 10036
Attn: Kiyotaka Tomita
Fax: (212) 704-6630

10.14              Governing Law; Venue; Waiver of Trial by Jury. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws. In the event of litigation arising hereunder, the parties agree that the venue for such litigation shall be the state and federal courts in New York, New York having jurisdiction over the parties and the dispute. The parties irrevocably waive any objection, which any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions, including any objection to the laying of venue based on the grounds of forum non-conveniens and any objection based on the grounds of lack of in-personam jurisdiction. IN ANY LITIGATION ARISING FROM OR RELATED TO THIS AGREEMENT, THE PARTIES HERETO EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER PARTY TO THE AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR TCMC AND SOJITZ TO ENTER INTO THIS AGREEMENT. Should it become necessary for either party hereto to enforce rights and/or obligations outlined herein, the prevailing party shall be entitled to recover all reasonable costs associated therewith, including reasonable legal fees.

10.15              Entire Agreement. All Exhibits attached to this Agreement, as the same may be amended from time to time by the written agreement of the Parties, are by this reference incorporated into this Agreement for all purposes. This Agreement, including all Exhibits attached hereto, constitute the entire agreement and understanding of the parties relating to the subject matter hereof, and the same shall supercede and replace all prior agreements, understandings, representations or warranties, whether written or oral, including all drafts of this Agreement, relating to the same subject matter. Notwithstanding the foregoing, and for the avoidance of doubt, Sojitz expressly acknowledges and agrees that Exhibits A and B concerning the Budget and Mine Plan, respectively, contain TCMC’s estimates and forecasts of the data and information presented therein; and TCMC makes no, and expressly disclaims all, representations and warranties concerning such estimates and forecasts. To the extent that Sojitz relies on any of the data and information presented in Exhibits A and B, it does so at its sole risk.

10.16              Modification; Waiver. This Agreement shall not be modified or amended, and no term, condition or provision hereof shall be waived, in whole or in part, except in a writing executed by a duly authorized representative of each party hereto.

10.17              Mutual Agreement. The terms and conditions of this Agreement have been determined by the mutual negotiation of the parties hereto, and no provision hereof shall be construed against one party or in favor of another party merely by reason of the party who prepared or was responsible for the draftsmanship.

10.18              Severability. In the event any provision of this Agreement conflicts with the law under which this Agreement shall be construed, such provision shall be deleted from this Agreement, and the Agreement shall be construed to give effect to the remaining provisions hereof.

10.19              Headings. The headings in this Agreement are inserted for convenience of reference only, shall not be considered a part of this Agreement, and shall not affect the validity or interpretation of this Agreement.

10.20              Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement. Once executed, the parties may exchange executed signature pages by facsimile transmission; and upon receipt by each party of the signature page duly executed by the other party, the parties shall be bound as fully as if each party was in possession of a fully-executed original of this Agreement. Promptly following such exchange by facsimile transmission, if made, the parties agree to exchange the executed originals of this entire Agreement by U.S. Mail or overnight mail, so that each party ultimately is in possession of at least one fully-executed original hereof.

IN WITNESS WHEREOF, TCMC and Sojitz have executed this Agreement on the Execution Date.

THOMPSON CREEK METALS		SOJITZ CORPORATION, a Japanese
COMPANY, a Colorado corporation		corporation

By:	/s/ Kevin Loughrey	By:	/s/ Shigeru Ohno
Title:	PRESIDENT	Title:	GENERAL MANAGER

EXHIBIT A

To

Agreement

Between

Thompson Creek Metals Company

And

Sojitz Corporation

Budget

A-1

Exhibit A - Phase 6 Mine Budget

	2004/2005	2005/2006	2006/2007	2007/2008	2008/2009	2009/2010	2010/2011	Total
Direct Operating Cost
Phase 6
Mining	$13,277,306	$18,539,974	$16,353,095	$11,010,610	$10,060,425	$10,033,562	$8,113,035	$87,388,008
Crushing & Conveying	$0	$14,552	$703,292	$1,104,840	$1,102,614	$1,102,614	$718,112	$4,746,024
Milling		$157,436	$8,530,109	$14,796,653	$15,673,439	$15,941,969	$12,499,719	$67,599,325
Subtotal Phase 6	$13,277,306	$18,711,961	$25,586,496	$26,912,104	$26,836,478	$27,078,145	$21,330,865	$159,733,357
General and Administrative Operating Cost
Phase 6	$3,052,801	$4,220,639	$5,890,663	$7,558,725	$8,679,195	$9,357,716	$5,314,174	$44,073,713
Total Operating Cost
Phase 6, $	$16,329,906.64	$22,932,600.38	$31,477,159.31	$34,470,829.09	$35,515,673.35	$36,435,861.43	$26,645,039.47	$203,807,070
$/lb Phase 6 Production	$0.00	$449.48	$5.09	$2.40	$1.72	$1.50	$1.75	$2.53
Freight Costs if shipped to Langeloth, $/lb (not included in above operating costs)	$0.114	$0.114	$0.114	$0.114	$0.114	$0.114	$0.114

August 2005#1, Sojitz Purchase Contract, Phase 6 Est Costs. xls9/28/2005

Exhibit A (continued)
Phase-6 Estimated Costs
Amortization on a Units of Production Basis	2006/2007	2007/2008	2008/2009	2009/2010	2010/2011	Total
Mo production Lbs in Conc (000’s)
Phase 6	6,178	14,345	20,631	24,339	15,213	80,706
Phase 5	8,403
Thompson Creek Mine, $ millions
Phase 6 Waste Pre-stripping Cost	$3.4	$8.0	$11.5	$13.6	$8.5	$45.0	Units of Production
Cash Production Cost	$25.7	$34.5	$35.5	$36.4	$26.6	$158.8
Cash Operating Costs	$29.2	$42.5	$47.0	$50.0	$35.1	$203.8
Capital Expenditures	$1.7	$3.9	$5.6	$6.6	$4.1	$22.0	Units of Production
Depreciation Expense	$1.3	$3.0	$3.0	$3.0	$3.0	$13.3	Yearly Depreciation Allocated in Proportion to the Phase 5 & 6 Yearly Production
Operating Costs Thompson Creek	$32.1	$49.4	$55.6	$59.6	$42.3	$239.1
Langeloth, $ millions
Freight Thompson Creek to Langeloth	$0.7	$1.6	$2.4	$2.8	$1.7	$9.2
Roasting Cost	$2.0	$4.7	$6.8	$8.0	$5.0	$26.6
Depreciation Expense	$0.5	$0.5	$0.5	$0.5	$0.5	$2.4	Uits of Production Allocation of Roasting & Packaging Related Depreciation
Packing Cost in Supersacks	$0.2	$0.4	$0.6	$0.8	$0.5	$2.5
Operating Cost Langeloth	$3.4	$7.3	$10.3	$12.0	$7.7	$40.7
Total Operating Costs	$35.6	$56.7	$65.9	$71.7	$50.0	$279.8
Sojitz Purchase
Mo Purchased -10 Percent Phase 6	618	1,435	2,063	2,434	1,521	8,071
Production of Lbs in Conc (000’s)
Sojitz’s Share of Costs	$3.6	$5.7	$6.6	$7.2	$5.0	$28.0
Markup 35%, $ millions	$1.2	$2.0	$2.3	$2.5	$1.7	$9.8
Phase 6 Estimated Total Cost, $ Millions	$4.8	$7.7	$8.9	$9.7	$6.7	$37.8
Sojitz Unit Cost ($ per lb Mo) FOB Langeloth, in Supersacks Before Cap or Floor Price Limits	$7.77	$6.33	$4.31	$3.98	$4.44	$4.68

August 2005#1, Sojitz Purchase Contract, Phase 6 Est Costs. xls9/28/2005

EXHIBIT B

To

Agreement

Between

Thompson Creek Metals Company

And

Sojitz Corporation

Mine Plan

B-1

Exhibit B - Phase 6 Mine Plan and Production Summary

	2004/2005	2005/2006	2006/2007	2007/2008	2008/2009	2009/2010	2010/2011	Total
Mine
Phase 6
Ore, tons (000)		65	6,393	7,924	7,439	7,439	3,838	33,096
Grade, % Mo		0.043	0.069	0.103	0.151	0.177	0.184	0.133
Waste, tons (000)	17,107	26,039	14,273	837	—	255	356	58,867
Total, tons (000)	17,107	26,103	20,666	8,761	7,439	7,693	4,194	91,963
Phase 6
LG Ore to Stockpile, tons (000)			1,831	315			—	2,146
Grade, % Mo			0.055	0.058			—	0.056
LG Ore from Stockpile, tons (000)			—	—			2,153	2,153
Grade, % Mo			—	—			0.056	0.056
Phase 6
Ore Milled, tons (000)		65	4,562	7,610	7,439	7,439	5,990	33,103
Grade, % Mo		0.043	0.075	0.104	0.151	0.177	0.138	0.133
Recovery, % Mo	90.88	92.45	90.80	90.25	91.85	92.55	91.95
Molybdenum Production
Phase 6 lbs (000)	—	51	6,178	14,345	20,631	24,339	15,213	80,756

August 2005#1, Sojitz Purchase Contract, Phase 6 Est Costs. xls9/28/2005

Exhibit B (continued) - Thompson Creek Mine
Phase 6 Mine Plan Reserves by Mine Bench

	Total	Phase 6	Total	Phase 6
	Phase 6	Cumulative	Phase 6	Cumulative
	Waste	Waste	Ore	Ore	Avg Ore Grade
Bench	(M tons)	(M tons)	(M tons)	(M tons)	(% Mo)
8050	856	856	—	—
8000	1,232	2,088	—	—
7950	1,478	3,566	—	—
7900	1,505	5,071	—	—
7850	1,541	6,612	—	—
7800	1,744	8,356	—	—
7750	1,950	10,306	—	—
7700	2,370	12,676	—	—
7650	3,029	15,705	—	—
7600	3,612	19,317	—	—
7550	3,352	22,669	—	—
7500	3,656	26,325	—	—
7450	3,673	29,998	—	—
7400	3,795	33,793	—	—
7350	3,833	37,626	—	—
7300	4,085	41,711	—	—
7250	3,729	45,440	—	—
7200	3,959	49,399	114	114	0.052
7150	3,504	52,903	457	571	0.058
7100	2,628	55,531	1,191	1,762	0.067
7050	1,469	57,000	2,135	3,897	0.067
7000	821	57,821	2,729	6,626	0.074
6950	400	58,221	3,042	9,668	0.092
6900	146	58,367	3,253	12,921	0.111
6850	—	58,367	3,196	16,117	0.127
6800	—	58,367	2,932	19,049	0.146
6750	—	58,367	2,860	21,909	0.167
6700	103	58,470	3,000	24,909	0.171
6650	104	58,574	2,645	27,554	0.184
6600	89	58,663	3,019	30,573	0.187
6550	118	58,781	1,551	32,124	0.191
6500	197	58,978	888	33,012	0.149
	58,978		33,012		0.1333

August 2005#1, Sojitz Purchase Contract, Phase 6 Est Costs. xls9/28/2005